                                                                 Exhibit 12
                                                                 ----------


                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)

                       Six Months Ended
                           June 30,             Year Ended December 31,
                       ------------------   --------------------------------
                           1994    1993     1993    1992   1991 1990    1989
                           ----    ----     ----    ----   ---- ----    ----
Earnings:
  Income before
  income taxes and
  extraordinary item
  per income statement     $682    $558   $1,045  $  963 $  848 $440  $  804

Add:
  Fixed charges             153     175      315     346    334  321     330

Less:
  Capitalized interest       38      27       61      52     58   49      44
                           ----    ----   ------  ------ ------ ----  ------
  Total earnings           $797    $706   $1,299  $1,257 $1,124 $712  $1,090
                           ====    ====   ======  ====== ====== ====  ======

Fixed Charges:
  Fixed charges on
  indebtedness,
  including amortization
  of debt discount and
  premium                  $110    $ 137    $239  $  270 $  270 $262  $  282

Interest portion of
  operating lease
  rentals (a)                43      38       76      76     64   59      48
                           ----    ----   ------  ------ ------ ----  ------
   Total fixed charges     $153   $ 175     $315  $  346 $  334 $321  $  330
                           ====    ====   ======  ====== ====== ====  ======
Ratio of earnings to
  fixed charges            5.21    4.03     4.12    3.63   3.37 2.22    3.30
                           ====    ====   ======  ====== ====== ====  ======



(a) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.